Exhibit 5.6
August 11, 2008
Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903
Ladies and Gentlemen:
          We have acted as special Oklahoma counsel to Governair Corporation and Temtrol, Inc. (the “Subsidiary Guarantors”) in connection with (i) the proposed issuance by Nortek, Inc., a Delaware corporation (“Nortek”), in an exchange offer of $750,000,000 aggregate principal amount of 10% Senior Secured Notes due December 1, 2013 (the “Exchange Notes”), in exchange for a like principal amount of the Company’s outstanding 10% Senior Secured Notes due December 1, 2013, and (ii) the guarantees of the Exchange Notes by the Subsidiary Guarantors (the “Exchange Guarantees”).
Documents Reviewed
          We have reviewed the following documents:
(i)	Indenture dated as of May 20, 2008, among Nortek, the guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent (the “Indenture”);

(ii)	Certificate of Incorporation of Governair Corporation, as certified by the Oklahoma Secretary of State on May 13, 2008;

(iii)	Bylaws of Governair Corporation as certified by the Secretary of Governair Corporation on May 20, 2008;

(iv)	Resolutions of the Board of Directors of Governair Corporation as certified by the Secretary of Governair Corporation on May 20, 2008;

(v)	Good Standing Certificate of Governair Corporation issued by the Oklahoma Secretary of State on May 13, 2008;

(vi)	Certificate of Incorporation of Temtrol, Inc., as certified by the Oklahoma Secretary of State on May 13, 2008;

(vii)	Bylaws of Temtrol, Inc. as certified by the Secretary of Temtrol, Inc. on May 20, 2008;

(viii)	Resolutions of the Board of Directors of Temtrol, Inc. as certified by the Secretary of Temtrol, Inc. on May 20, 2008; and

(ix)	Good Standing Certificate of Temtrol, Inc. issued by the Oklahoma Secretary of State on May 13, 2008.
Opinions
          Based upon the foregoing, it is our opinion that:
     1. Each of the Subsidiary Guarantors is a corporation in good standing in Oklahoma.
     2. Each of the Subsidiary Guarantors has the requisite corporate power and authority to execute, deliver, and perform the Indenture and the Exchange Guarantees.
     3. The execution, delivery, and performance of the Indenture and the Exchange Guarantees have been duly and validly authorized by each of the Subsidiary Guarantors.
Qualifications, Limitations, Assumptions, and Exceptions
          The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:
          (a) The opinion in 1 above is based solely on our review of the documents described in (ii), (v), (vi), and (ix) above;
          (b) We express no opinion about the effect of any order, writ, judgment, injunction, decree, determination, or award by any governmental authority specifically applicable to the Subsidiary Guarantors;
          (c) We have not made any investigation of factual matters or the accuracy or completeness of any representation, warranty, any other information, whether written or oral, that may have been made by or on behalf of the parties to any of the documents described in this letter or otherwise, and we have assumed that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading;
          (d) We have assumed the genuineness of all signatures, including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies;

          (e) The opinions expressed in this letter are limited to the matters stated in this letter, and no other opinions should be inferred beyond the opinions expressly stated; and
          (f) We are licensed to practice law only in the State of Oklahoma, and this opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.
          The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

          We consent to the filing of this opinion letter with the registration statement and the inclusion of our name under “Legal Matters” in any prospectus included therein. Only the addressees of this letter and their permitted successors and assigns may rely on the opinions expressed in this letter. No one else may rely on this opinion for any purpose. Except as allowed above, this opinion may not be filed with or furnished to any governmental agency or other person without our consent. The opinions expressed in this letter are as of the date hereof, and we assume no obligation to update or supplement the opinions in response to subsequent changes in the law or future events.
Very truly yours,
/s/ McAfee & Taft, P.C.